Exhibit 21


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                                  EXHIBIT 21

                     SUBSIDIARIES OF BIOSPHERE MEDICAL, INC.




NAME OF SUBSIDIARY                        JURISDICTION OF ORGANIZATION


Biosphere Medical, S.A.                           France

Biosphere Medical Japan, Inc.                     Delaware

BSMD Ventures, Inc.                               Delaware
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